EXHIBIT 23A

            Consent of Independent Certified Public Accountants
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          We consent to incorporation by reference herein of our reports dated January 31, 1995, relating to the consolidated balance sheets of Mentor Graphics Corporation and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of operations, stockholders' equity, and cash flows and related schedules for each of the years in the three-year period ended December 31, 1994, which reports appear or are incorporated by reference in the December 31, 1994 annual report on Form 10-K of Mentor Graphics Corporation, and to reference to our firm under the heading "Experts" in the prospectus. Our reports refer to a change in the method of accounting for certain debt and equity securities and income taxes.

                                        KPMG PEAT MARWICK LLP


Portland, Oregon
January 18, 1996